EXHIBIT 99.1
PRESS RELEASE ISSUED APRIL 30, 2009

SERVISFIRST BANCSHARES, INC.
REPORTS FIRST QUARTER 2009 EARNINGS

Birmingham, Ala. — (BUSINESS WIRE) — April 30, 2009 — ServisFirst Bancshares, Inc. today reported earnings for the quarter ending March 31, 2009.
First Quarter 2009 Highlights:
•	Total assets grew 31% year/year

•	Deposits grew 31% year/year, with no brokered deposits

•	ServisFirst Dothan surpasses $100 million in assets at the end of six months of operation.

•	Net income of $721,000

•	ServisFirst Bank Tier 2 Capital exceeds $116 million
Thomas A. Broughton III, President and CEO, stated, “We are pleased to report on a profitable quarter in which our total assets reached $1.25 billion. We also maintained asset quality significantly better than our peers, with non-performing assets of 2.2% of total loans. While earnings were impacted by start-up expenses in our new Dothan Region, we are very pleased with the early growth and reception for ServisFirst in Houston County, Alabama.” Total assets exceeded $100 million in Dothan at the end of the first quarter of 2009, and ServisFirst completed a private placement of 400,000 shares of stock at $25 per share, increasing capital by $10 million. “In addition, margins were tighter due to the company’s high liquidity and we also felt it prudent to take a conservative approach to our loan loss reserve in light of the current economic conditions;” said Bud Foshee, CFO.

ABOUT SERVISFIRST:
ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst provides business and personal financial services through locations in Birmingham, Huntsville, Montgomery and Dothan, Alabama.
ServisFirst files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.
Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words “believe,” “expect,” “anticipate,” “project,” “plan,”, “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc,. are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such “forward-looking statements” should, therefore, be considered in light of various factors that could affect the accuracy of such “forward-looking statements,” including: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base, possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and so-called “bailout” initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectibility of loans and the value of collateral; the effect of natural disasters, such as hurricanes, in our geographic markets; and increased competition from both banks and non-banks. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Risk Factors” in our most recent Annual Report on Form 10-K and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.
More information about ServisFirst Bancshares may be obtained over the internet at www.servisfirstbancshares.com or by calling
(205) 949-0302.
Contact: ServisFirst Bank
Bud Foshee (205) 949-0307
BFoshee@servisfirstbank.com

ServisFirst Bancshares, Inc.
Consolidated Statements of income (In Thousands, Except Shares and Per Share Data)

	Three Months Ended
	March 31,		December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2009	2008	2008
Total interest income	$13,937	$13,835	$14,393

Total interest expense	$4,891	$5,748	$5,075

Net interest income before provision	$9,046	$8,087	$9,318
Provision for loan losses	$2,460	$1,383	$1,373

Net interest income	$6,586	$6,704	$7,945

Total noninterest income	$919	$544	$792

Salaries and employee benefits	$3,367	$2,826	$2,642
Other	$3,066	$2,004	$3,113

Total noninterest expenses	$6,433	$4,830	$5,755

Income before taxes	$1,073	$2,418	$2,982

Income taxes	$352	$848	$1,021

Net income	$721	$1,570	$1,961

Basic earnings per share	$0.13	$0.31	$0.38

Fully diluted earnings per share	$0.13	$0.30	$0.36

Average basic shares	5,401,914	5,113,482	5,116,314

Average fully diluted shares	5,689,409	5,283,917	5,391,259

ServisFirst Bancshares, Inc.
Consolidated Balance Sheets (In Thousands)

	ACTUAL	ACTUAL	ACTUAL
	(Unaudited)	(Audited)	(Unaudited)
	3/31/2009	12/31/2008	3/31/2008
Cash and due from banks	$18,943	$53,618	$19,239
Investment securities	$105,260	$102,339	$88,974
Restricted equity securities	$3,241	$2,659	$2,659
Federal funds sold and other investments	$88,751	$19,300	$83,455
Mortgage loans held for sale	$5,785	$3,320	$4,768
Loans	$1,023,893	$968,233	$755,534
Reserve for loan losses	$(12,412)	$(10,602)	$(8,852)
Net loans	$1,011,481	$957,631	$746,682
Foreclosed real estate	$8,088	$10,473	$3,443
Other assets	$13,013	$12,932	$10,995
Total Assets	$1,255,562	$1,162,272	$960,215

Noninterest-bearing	$122,643	$121,459	$88,613
Interest-bearing	$1,004,504	$915,860	$774,158
Total deposits	$1,127,147	$1,037,319	$862,771

Borrowings	$35,123	$35,087	$20,275
Interest payable	$1,150	$1,280	$900
Other liabilities	$916	$1,803	$1,626

Total liabilities	$1,164,336	$1,075,489	$885,572

Stockholders’ equity	$91,226	$86,783	$74,643

Total liabilities and stockholders’ equity	$1,255,562	$1,162,272	$960,215

ServisFirst Bancshares, inc.
Key Ratios

	Three months ended
	March 31,		December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2009	2008	2008
Return on average assets	0.25%	0.72%	0.70%
Return on average equity	3.27%	8.58%	8.50%
Net interest margin	3.21%	3.90%	3.50%
Efficiency ratio	64.55%	55.96%	56.92%

	3/31/2009	3/31/2008	12/31/2008
Book value per share	$16.55	$14.60	$16.15
Tangible book value per share	$16.55	$14.60	$16.15
% of reserve for loan losses to total loans	1.21%	1.17%	1.09%
Nonperforming assets to total loans plus foreclosed real estate	2.25%	0.81%	1.87%

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